Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Eshallgo Inc and its subsidiaries (collectively, the “Company”) on Form F-3 (File No.: 333-291149) of our report dated July 31, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the Company’s consolidated financial statements as of and for the year ended March 31, 2026, which appears in this Annual Report on Form 20-F. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Felix CPAs LLC

Branchburg, New Jersey

July 31, 2026